REGENCY CENTERS, L.P.
AND
REGENCY CENTERS CORPORATION

to

U.S. BANK NATIONAL ASSOCIATION

Trustee

First Supplemental Indenture

Dated as of June 5, 2007

to

Indenture

Dated as of December 5, 2001

        FIRST SUPPLEMENTAL INDENTURE, dated as of June 5, 2007 (the “Supplemental Indenture”), among REGENCY CENTERS, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein called the “Issuer”), having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, REGENCY CENTERS CORPORATION, a corporation duly organized and existing under the laws of the State of Florida, having its principal office at One Independent Drive, Suite 114, Jacksonville, FL 32202, as guarantor (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as successor to Wachovia Bank, National Association (formerly First Union National Bank), as Trustee (herein called the “Trustee”).

RECITALS OF THE ISSUER

        The Issuer, the Guarantor and the Trustee are parties to that certain Indenture, dated as of December 5, 2001 (the “Indenture”), providing for the issuance from time to time of Securities.

        Section 9.1(e) of the Indenture provides that, without the consent of any Holders, the Issuer and the Trustee may enter into an indenture supplemental to change any of the provisions of the Indenture with regard to Securities issued on or after the date of such change.

        All the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

        NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

        For and in consideration of the premises and the purchase of all series of Securities created on or after the date of this Supplemental Indenture (the “Affected Securities”), it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Affected Securities or of series thereof, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

        Section 1.1      Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture.

        Section 1.2     Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

                   (a)        Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.

        Certain terms, used principally in Article II of this Supplemental Indenture, are defined in that Article. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

        “Affected Securities” has the meaning specified in the recitals hereof.

        “GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided with respect to any computations required or permitted hereunder, “GAAP” shall mean generally accepted accounting principles as are generally accepted as consistently applied by the Issuer at the date of such computation.

        “Indenture” has the meaning specified in the recitals hereof.

        “Supplemental Indenture” has the meaning specified in the introductory paragraph hereof.

ARTICLE II

AMENDMENTS

        Section 2.1     Limitations on Incurrence of Indebtedness. Section 10.8 of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:

                   (a)        Neither the Issuer nor any Subsidiary will incur any Indebtedness if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 65% of Total Assets.

                   (b)        Neither the Issuer nor any Subsidiary will incur Indebtedness secured by any Encumbrance upon any of the property of the Issuer or any of its Subsidiaries if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with GAAP which is secured by any Encumbrance on property of the Issuer or any of its Subsidiaries is greater than 40% of Total Assets.

                   (c)        Neither the Issuer nor any Subsidiary will incur any Indebtedness if the ratio of Consolidated EBITDA to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.50 to 1.00, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Issuer or any Subsidiary since the first day of such four-quarter period and the application of the net proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Issuer or any Subsidiary since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments to Consolidated EBITDA with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Issuer or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments to Consolidated EBITDA with respect to such acquisition or disposition being included in such pro forma calculation.

                   (d)        The Issuer and its Subsidiaries must at all times own Total Unencumbered Assets equal to at least 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

                   (e)        As used herein:

        “Capitalization Rate” means: 7.5%.

        “Consolidated EBITDA” means, for any period of time, without duplication, net income or loss, including amounts reported in discontinued operations, excluding net derivative gains or losses and gains or losses on dispositions of real estate investments as reflected in the reports filed by the Issuer and its Subsidiaries under the Exchange Act, before deductions for (i) interest expense; (ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as determined in good faith by the Issuer, deducted in arriving at net income (loss); (iv) extraordinary items; (v) non-recurring items, as determined in good faith by the Issuer, including prepayment penalties; and (vi) minority interests. In each case for such period, the Issuer will determine amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

        “Property EBITDA” means, for any period, without duplication, net earnings (loss), including amounts reported in discontinued operations, excluding net derivative gains or losses and gains or losses on dispositions of real estate investments as reflected in the reports filed by the Issuer and its Subsidiaries under the Exchange Act, before deductions for (i) interest expense; (ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as determined in good faith by the Issuer, deducted in arriving at net income (loss); (iv) extraordinary items; (v) non-recurring items, as determined in good faith by the Issuer (including prepayment penalties); and (vi) minority interests. In each case for such period, amounts will be as reasonably determined by the Issuer in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items. For purposes of this definition, Property EBITDA will not include corporate level general and administrative expenses and other corporate expenses such as land holding costs and pursuit cost write-offs as determined in good faith by the Issuer.

        “Stabilized Property” means (i) with respect to an acquisition of an income producing property, a property becomes stabilized when the Issuer or its Subsidiaries have owned the property for at least four (4) full quarters and (ii) with respect to new construction or development property, a property becomes stabilized four (4) full quarters after the earlier of (a) eighteen (18) months after substantial completion of construction or development, and (b) the quarter in which the physical occupancy level of the property is at least ninety percent (90%).

        “Stabilized Property Value” means, as of any date, the aggregate sum of all Property EBITDA for each property of the Issuer or any Subsidiary for the prior four quarters and capitalized at the applicable Capitalization Rate; provided, however, that if the value of a particular property calculated pursuant to this clause is less than the undepreciated book value of such property determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property.

        “Total Assets” as of any date means the sum of: (i) for Stabilized Properties, Stabilized Property Value; and (ii) for all other assets of the Issuer and its Subsidiaries, undepreciated book value determined in accordance with GAAP.

        “Total Unencumbered Assets” means those assets within Total Assets that are not subject to an Encumbrance.

ARTICLE III

MISCELLANEOUS PROVISIONS

        Section 3.1     Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

        Section 3.2     Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

        Section 3.3     Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

REGENCY CENTERS, L.P.
By: REGENCY CENTERS CORPORATION,
Its General Partner
By: /s/ J. Christian Leavitt
Name: J. Christian Leavitt
Title: Senior Vice President and Chief Accounting Officer
REGENCY CENTERS CORPORATION,
By: /s/ J. Christian Leavitt
Name: J. Christian Leavitt
Title: Senior Vice President and Chief Accounting Officer
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By: /s/ Michelle Mena
Name: Michelle Mena
Title: Vice President